Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Oculis Holding AG on Form F-4 of our report dated March 31, 2022, which includes an explanatory paragraph as to the ability of European Biotech Acquisition Corp. to continue as a going concern, with respect to our audit of the financial statements of European Biotech Acquisition Corp. as of December 31, 2021 and for the period from January 8, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 7, 2022